Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Chairman, President/CEO 717-747-1500 lmiller@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC. NAMES TWO TO THE BOARD OF DIRETORS

York, Pennsylvania (February 14, 2020) - Larry J. Miller, Chairman of the Board of Directors of Codorus Valley Bancorp, Inc. (the “Company”), has announced that Sarah M. Brown and J. Rodney Messick have joined its Board of Directors.

Ms. Brown is the President/CEO of Keller-Brown Insurance Services, Inc., which has been located in southern York County for over 120 years. Sarah is a graduate of Duquesne University, where she earned a Bachelor’s of Science degree in Business Administration, with a concentration in Leadership and Change Management. She is a Certified Insurance Counselor, Certified Risk Manager and Agribusiness and Farm Insurance Specialist. Sarah was previously appointed to the Board of Directors of PeoplesBank, A Codorus Valley Company in August 2019.

Mr. Messick is CEO of Homesale Realty Service Group, Inc., parent company of Berkshire Hathaway HomeServices Homesale Realty, the leading real estate sales and services company serving the Baltimore, MD metropolitan area and South Central and Southeastern Pennsylvania. After graduating from the United States Naval Academy in 1994, Rod served eight years as a Naval Flight Officer. He earned his masters of technology management from the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science. Mr. Messick was also previously appointed to the Board of Directors of PeoplesBank in August 2019.

“The Board of Directors is pleased that Sarah and Rod have agreed to extend their governance responsibilities to include the parent holding company, Codorus Valley” said Chairman Miller.

PeoplesBank is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial services institution headquartered in York County. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking and wealth management services through a network of financial centers located in Cumberland, Lancaster and York Counties in Pennsylvania and in Baltimore and Harford Counties and Baltimore City in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519